Exhibit 10.1

February 7, 2023

Pat Roney

[* * *]

Incline Village, NV 89451

Re: Termination of Employment Agreement; New Appointment

Dear Pat,

As we have discussed, you have elected to voluntarily step down as the Chief Executive Officer of Vintage Wine Estates, Inc. (the “Company”) and have agreed to serve as the Company’s Executive Chairman and remain a member of the Board of Directors of the Company (the “Board”). By signing this letter agreement (this “Agreement”) below, you and the Company agree to the following terms and conditions in connection with this transition.

1.	Resignation; Termination of Prior Employment Agreement.

a.

Resignation without Good Reason and Termination of Agreement. You and the Company are party to that certain employment agreement attached hereto as Schedule A (the “Prior Employment Agreement”). By signing below, you agree that you are hereby voluntarily resigning your employment as Chief Executive Officer without Good Reason pursuant to Section 5.1(a) of the Prior Employment Agreement, effective as of the date set forth above (the “Transition Date”). As a result of your resignation, you and the Company agree that the Prior Employment Agreement shall terminate upon the Transition Date, subject to the survival provisions set forth in Section 8.13 of the Prior Employment Agreement.

b.

Waiver of Notice Period. By signing below, the Company agrees to waive the 45-day notice of resignation requirement set forth in Section 5.1(a) of the Prior Employment Agreement and accept your resignation as of the Transition Date.

c.

Termination Benefits. In connection with your resignation, the Company will provide you with the benefits described in Section 5.1(a)(1) of the Prior Employment Agreement, as applicable. By signing below, you agree that you are not entitled to any of the severance benefits described in Section 5.2(b) of the Prior Employment Agreement and hereby waive any claim to them.

2.

Appointment as Executive Chairman. Effective as of the Transition Date and concurrent with the termination of the Prior Employment Agreement, you shall be appointed to serve as and be employed as the Executive Chairman of the Company. The terms and conditions of your appointment/employment are as follows:

a.

Duties; Service on Board of Directors. In your role as Executive Chairman, you will perform those duties assigned to you by the Board. It is anticipated that such duties will be communicated to you by the Board’s Lead Independent Director.

b.

Base Compensation. You will receive a base salary of $250,000 per year, less applicable deductions and withholdings, which will be paid in accordance with the Company’s regular payroll schedule. You agree that this salary is inclusive of any remuneration for your service on the Company’s Board.

c.

Equity. Your outstanding stock options and restricted stock units granted under the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) will cease to vest and any unvested awards will be forfeited by you in connection with your appointment as Executive Chairman.

d.

Employee Benefits. You shall be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. Such plans and programs may be amended by the Company from time to time at its discretion.

e.

At-Will Employment. You understand and agree that your employment with the Company shall be on an “at-will” basis, meaning that you or the Company (via Board resolution) may terminate your employment at any time, for any reason, and without prior notice. You shall not be entitled to any severance or post-termination benefits, excepts as required by applicable law. The termination of your employment shall not affect your appointment as a member of the Board. After the termination of your employment, you will serve as Chairman for so long as the Board desires and receive an annual retainer for your services as Chairman of $250,000.

3.

Arbitration. You and the Company agree that, except as set forth in Section 4(b) below, any dispute, claim or controversy concerning your employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Reno, Nevada, in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of the Rules can be obtained from www.jamsadr.com/rules-employment-arbitration) or the then current rules as adopted by the arbitration company agreed to by you and the Company. The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the parties’ claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on the parties to the arbitration. To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes between them on an individual basis only. The parties agree that they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties. The parties agree, to the extent required by law, the Company will pay those costs specific to the arbitration process including the cost of the arbitrator. The parties agree, to the extent allowed by law, the prevailing party in arbitration shall be entitled to recover fees and costs associated with the arbitration including, but not limited to, attorneys’ fees as determined by the arbitrator. Any disputes regarding whether the parties may pursue a class, collective, or representative action, in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

4.	General Provisions

a.

Entire Agreement. This Agreement when executed, contains a complete statement of all the terms of the arrangements between you, on the one hand, and the Company with respect to your employment by the Company and supersedes all other agreements and understandings, whether oral or in writing, between the you and the Company with respect to your employment and the other subject matter hereof, including the Prior Employment Agreement; provided, however, that any covenants or agreements regarding non-competition, non-solicitation, confidentiality and related matters, including the Employee Confidentiality and Intellectual Property Assignment Agreement between you and the Company attached to the Prior Employment Agreement as Exhibit A shall survive the termination of the Prior Employment Agreement and shall remain in full force and effect. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promises or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

b.

Governing Law: Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law. To the extent that any claim or action arising out of this Agreement or your appointment/employment by the Company or termination therefrom cannot be arbitrated under Section 3 of this Agreement, such claim or action shall be brought and heard in the state and federal courts of the State of Nevada, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

c.

Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

d.

Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed, by limiting or reducing it, to be enforceable to the extent compatible with then applicable law.

e.

Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

f.

Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired and have fully read the Agreement and understand the meaning and import of all the terms hereof.

g.

Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns. This Agreement shall also be binding upon you and inure to the benefit of you and your heirs, administrators, executors, and assigns. You shall not assign or delegate his duties under this Agreement, and any such assignment or delegation shall be null and void.

h.

Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements, and other instruments, and shall take all other actions, as may be reasonably necessary or desirable to perform his or its obligations under this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign below in the designated space.

VINTAGE WINE ESTATES, INC.

By:	/s/ Kristina Johnston
Name: Kristina Johnston
Title: Chief Financial Officer

Agreed as of the date set forth above:

/s/ Pat Roney
Pat Roney